Filed Pursuant to Rule 433

Registration No. 333-210282

Issuer Free Writing Prospectus dated June 29, 2016

Relating to Preliminary Prospectus Supplement dated June 29, 2016 (to Prospectus dated March 18, 2016)

ORACLE CORPORATION

FINAL PRICING TERM SHEET

1.900% Notes due 2021 (“2021 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$4,250,000,000

Maturity:	September 15, 2021

Coupon:	1.900%

Price to Public:	99.826%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2017

Day Count Convention:	30/360

Benchmark Treasury:	1.125% due June 30, 2021

Benchmark Treasury Yield:	1.035%

Spread to Benchmark Treasury:	+ 90 basis points

Yield:	1.935%

Make-Whole Call:	The 2021 Notes will be redeemable, in whole or in part at any time prior to August 15, 2021 (one month prior to the maturity date), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2021 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2021 Notes matured on August 15, 2021 (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2021 Notes) plus 15 basis points, plus accrued interest thereon to the date of redemption.

Par Call:	At any time on or after August 15, 2021 (one month prior to the maturity date), the 2021 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2021 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	June 29, 2016

Settlement Date:	July 7, 2016 (T+5)

CUSIP / ISIN Numbers:	68389X BK0 / US68389XBK00

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (Negative Outlook) / AA- (Stable Outlook) / A+ (Stable Outlook), Moody’s/S&P/Fitch

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. SG Americas Securities, LLC UBS Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

2.400% Notes due 2023 (“2023 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$2,500,000,000

Maturity:	September 15, 2023

Coupon:	2.400%

Price to Public:	99.983%

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2017

Day Count Convention:	30/360

Benchmark Treasury:	1.375% due June 30, 2023

Benchmark Treasury Yield:	1.302%

Spread to Benchmark Treasury:	+ 110 basis points

Yield:	2.402%

Make-Whole Call:	The 2023 Notes will be redeemable, in whole or in part at any time prior to July 15, 2023 (two months prior to the maturity date), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2023 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2023 Notes matured on July 15, 2023 (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2023 Notes) plus 20 basis points, plus accrued interest thereon to the date of redemption.

Par Call:	At any time on or after July 15, 2023 (two months prior to the maturity date), the 2023 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2023 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	June 29, 2016

Settlement Date:	July 7, 2016 (T+5)

CUSIP / ISIN Numbers:	68389X BL8 / US68389XBL82

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (Negative Outlook) / AA- (Stable Outlook) / A+ (Stable Outlook), Moody’s/S&P/Fitch

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. SG Americas Securities, LLC UBS Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

2.650% Notes due 2026 (“2026 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$3,000,000,000

Maturity:	July 15, 2026

Coupon:	2.650%

Price to Public:	99.624%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2017

Day Count Convention:	30/360

Benchmark Treasury:	1.625% due May 15, 2026

Benchmark Treasury Yield:	1.493%

Spread to Benchmark Treasury:	+ 120 basis points

Yield:	2.693%

Make-Whole Call:	The 2026 Notes will be redeemable, in whole or in part at any time prior to April 15, 2026 (three months prior to the maturity date), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2026 Notes matured on April 15, 2026 (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2026 Notes) plus 20 basis points, plus accrued interest thereon to the date of redemption.

Par Call:	At any time on or after April 15, 2026 (three months prior to the maturity date), the 2026 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	June 29, 2016

Settlement Date:	July 7, 2016 (T+5)

CUSIP / ISIN Numbers:	68389X BM6 / US68389XBM65

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (Negative Outlook) / AA- (Stable Outlook) / A+ (Stable Outlook), Moody’s/S&P/Fitch

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. SG Americas Securities, LLC UBS Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

3.850% Notes due 2036 (“2036 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,250,000,000

Maturity:	July 15, 2036

Coupon:	3.850%

Price to Public:	99.985%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2017

Day Count Convention:	30/360

Benchmark Treasury:	2.500% due February 15, 2046

Benchmark Treasury Yield:	2.301%

Spread to Benchmark Treasury:	+ 155 basis points

Yield:	3.851%

Make-Whole Call:	The 2036 Notes will be redeemable, in whole or in part at any time prior to January 15, 2036 (six months prior to the maturity date), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2036 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2036 Notes matured on January 15, 2036 (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2036 Notes) plus 25 basis points, plus accrued interest thereon to the date of redemption.

Par Call:	At any time on or after January 15, 2036 (six months prior to the maturity date), the 2036 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2036 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	June 29, 2016

Settlement Date:	July 7, 2016 (T+5)

CUSIP / ISIN Numbers:	68389X BH7 / US68389XBH70

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (Negative Outlook) / AA- (Stable Outlook) / A+ (Stable Outlook), Moody’s/S&P/Fitch

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. SG Americas Securities, LLC UBS Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

4.000% Notes due 2046 (“2046 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$3,000,000,000

Maturity:	July 15, 2046

Coupon:	4.000%

Price to Public:	99.982%

Interest Payment Dates:	January 15 and July 15, commencing January 15, 2017

Day Count Convention:	30/360

Benchmark Treasury:	2.500% due February 15, 2046

Benchmark Treasury Yield:	2.301%

Spread to Benchmark Treasury:	+ 170 basis points

Yield:	4.001%

Make-Whole Call:	The 2046 Notes will be redeemable, in whole or in part at any time prior to January 15, 2046 (six months prior to the maturity date), at Oracle Corporation’s option, at a “make-whole premium” redemption price calculated by Oracle Corporation equal to the greater of (i) 100% of the principal amount of the 2046 Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due but for the redemption if the 2046 Notes matured on January 15, 2046 (exclusive of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined in the 2046 Notes) plus 30 basis points, plus accrued interest thereon to the date of redemption.

Par Call:	At any time on or after January 15, 2046 (six months prior to the maturity date), the 2046 Notes will be redeemable, in whole or in part, at Oracle Corporation’s option, at a redemption price equal to 100% of the principal amount of the 2046 Notes to be redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	June 29, 2016

Settlement Date:	July 7, 2016 (T+5)

CUSIP / ISIN Numbers:	68389X BJ3 / US68389XBJ37

Denominations:	$2,000 and multiples of $1,000 thereafter

Ratings: *	A1 (Negative Outlook) / AA- (Stable Outlook) / A+ (Stable Outlook), Moody’s/S&P/Fitch

Joint Book-Running Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. SG Americas Securities, LLC UBS Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146; HSBC Securities (USA) Inc. toll free at 1-866-811-8049; J.P. Morgan Securities LLC collect at 1-212-834-4533; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322; Wells Fargo Securities, LLC toll free at 1-800-645-3751 or by or by e-mailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

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